EXHIBIT 21

SUBSIDIARIES OF LABOR READY, INC.

CORPORATE NAME	Incorporated in State/Country of:	Business Name(s):

Labor Ready Northwest, Inc.	Washington	Labor Ready
Labor Ready Southwest, Inc.	Washington	Labor Ready
Labor Ready Central, Inc.	Washington	Labor Ready Spartan Staffing
Labor Ready Midwest, Inc.	Washington	Labor Ready
Labor Ready Mid-Atlantic, Inc.	Washington	Labor Ready Spartan Staffing Workforce
Labor Ready Northeast, Inc.	Washington	Labor Ready
Labor Ready Southeast, Inc.	Washington	Labor Ready Spartan Staffing Workforce
Labour Ready Temporary Services, Ltd.	Canada	Labour Ready
Labour Ready Temporary Services UK, Ltd.	United Kingdom	Labour Ready
Labor Ready Assurance Co.	Cayman Islands	Labor Ready Assurance Co.
Labor Ready Puerto Rico, Inc.	Puerto Rico	Labor Ready
Labor Ready Holdings, Inc.	Nevada	Labor Ready Holdings
Worker’s Assurance of Hawaii, Inc.	Hawaii	Worker’s Assurance of Hawaii
CLP Holdings Corp	Nevada	CLP Holdings Corp
CLP Resources, Inc.	Delaware	CLP Resources

Labor Ready, Inc. has several additional subsidiaries not named above.  The unnamed subsidiaries, considered in the aggregate as a single subsidiary, would not constutute a “significant subsidiary” at the end of the year covered by this report.